                                                                    EXHIBIT 99.1

                        SAFE HARBOR COMPLIANCE STATEMENT
                         FOR FORWARD-LOOKING STATEMENTS

         In passing the Private Securities Litigation Reform Act of 1995, or the Reform Act, Congress encouraged public companies to make "forward-looking statements" by creating a safe harbor to protect them from securities law liability in connection with these statements. We intend to qualify both our written and oral forward-looking statements for protection under the Reform Act and any other similar safe harbor provisions.

         Generally, forward-looking statements include expressed expectations of future events and the assumptions on which these expectations are based. All forward-looking statements are inherently uncertain as they are based on expectations and assumptions concerning future events, and they are subject to numerous known and unknown risks and uncertainties that could cause actual events or results to differ materially from those projected. Due to those uncertainties and risks, the investment community is urged not to place undue reliance on our written or oral forward-looking statements. We do not undertake any obligation to update or revise this Safe Harbor Compliance Statement for Forward-Looking Statements to reflect future developments. In addition, we do not undertake any obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time. This Statement supersedes the Safe Harbor Statement filed as Exhibit 99.1 to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2000.

         We provide the following risk factor disclosure in connection with our continuing effort to qualify our written and oral forward-looking statements for the safe harbor protection of the Reform Act and any other similar safe harbor provisions. Important factors currently known to our management that could cause actual results to differ materially from those in forward-looking statements include the disclosures contained in the Annual Report on Form 10-K to which this statement is appended as an exhibit and also include the following:

WE HAVE RECENTLY EXPERIENCED LOSSES, AND WE EXPECT TO INCUR LOSSES IN THE NEAR TERM.

         We experienced a net loss of approximately $15.2 million, or 142.4% of our total revenue, in the year ended December 31, 2000, and a net loss of approximately $4.4 million, or 34.0% of our total revenue, in the year ended December 31, 1999. At December 31, 2000, we had an accumulated deficit of $25.5 million. Our recent history of losses began as a result of our shifts from developing and marketing call accounting products only to developing and marketing an integrated Internet and call accounting product to marketing separate call accounting and Internet usage management solutions. We anticipate that our restructuring and planned expenditures on sales, marketing, and product development will result in additional losses in the near term. Future expenditures on sales, marketing, and product development will be driven primarily by our ability to achieve our targeted revenue goals.

         We are not certain when we will regain profitability, if at all. Even if we do regain profitability, we may not sustain or increase profitability on a quarterly or annual basis.

WE HAVE RECENTLY ADOPTED A NEW AND UNPROVEN BUSINESS MODEL.

         In July 2000, we restructured our business into two business divisions
- the Internet division and the Call Accounting division. Although we were incorporated in 1986, our adoption of this new and unproven business model imposes upon us many of the risks inherent in a company with a more limited operating history. These risks include the failure of the new business model to allow us to retain existing customers, attract new customers, and maintain customer satisfaction with our products. In addition, we will expend significant management and financial resources on the restructuring of our business. While we believe that focusing our employees on specific product lines will allow us to provide better service to our customers, we cannot assure investors that the restructuring will be successful. If our new business model does not provide us with the ability to increase sales of our products, our business, results of operation and financial condition will all be adversely affected.

THERE ARE NUMEROUS RISKS ASSOCIATED WITH THE POTENTIAL SALE OF ALL OR PART OF OUR COMPANY.

         In December 2000, we engaged The Robinson-Humphrey Co. LLC as our financial advisor to explore strategic alternatives for our company. These strategic alternatives might include a merger, asset sale, or another comparable transaction or a financial restructuring. Members of our management team are likely to expend considerable resources in pursuing and negotiating any potential strategic alternative. We can offer no assurance that we will be successful in completing one of these strategic alternatives. If we are not able to complete one of these strategic alternatives on acceptable terms, our results of operations could suffer. Even if we are able to complete one of these strategic alternatives, the terms and conditions of the transaction may pose additional risks to our company.

THE LOW PRICE OF OUR COMMON STOCK COULD RESULT IN THE DELISTING OF OUR COMMON STOCK FROM THE NASDAQ NATIONAL MARKET.

         Our common stock is currently quoted on the Nasdaq National Market. We must satisfy Nasdaq's minimum listing maintenance requirements to maintain our listing on the Nasdaq National Market. Nasdaq listing maintenance requirements include a series of financial tests relating to net tangible assets, public float, number of market makers and shareholders, market capitalization, and maintaining a minimum bid price of $1.00 for shares of our common stock. The minimum bid price of our common stock has recently dropped to under $1.00 per share. If the minimum bid price of our common stock were to remain below $1.00 for 30 consecutive trading days, or if we are unable to continue to meet Nasdaq's standards for any other reason, our common stock could be delisted from the Nasdaq National Market. If our common stock is delisted from the Nasdaq National Market, the common stock would trade on either the Nasdaq SmallCap Market or on the Over-the-Counter Bulletin Board, both of which are viewed by most investors as less desirable and less liquid marketplaces. Thus, delisting from the Nasdaq National Market could make trading our shares more difficult for investors, leading to further declines in share price. It would also make it more difficult for us to raise additional capital. In addition, we would incur additional costs under state blue sky laws to sell equity if our common stock is delisted from the Nasdaq National Market.

WE ARE DEPENDING ON THE SUCCESSFUL RELEASE OF OUR WEBFILTER PRODUCT.

         We plan to release our new WebFilter product in the second quarter of 2001. We have developed this product as a result of our belief that Internet access management customers prefer a combined reporting and filtering product offering. As a result, we are depending on WebFilter to contribute significantly to our future revenues. However with any new product there are significant factors which may impact future revenues including:

         -        unexpected delays in the introduction of the product;

         -        our ability to develop relationships with distributors;

         -        market acceptance of the product; and

         -        unexpected problems with the product.

         Because of these and additional risks, both known and unknown, we cannot be certain that future revenues generated by this product will be as significant as we anticipate. Failure of these revenues to develop would have a material adverse effect on our business, results of operations, and financial condition.

OUR OPERATING RESULTS ARE LIKELY TO FLUCTUATE, WHICH COULD ADVERSELY AFFECT OUR STOCK PRICE.

         During our operating history, we have experienced quarterly fluctuations in our operating results; we expect this trend to continue. These fluctuations are caused by several factors described below and elsewhere in this "Safe Harbor Compliance Statement" section, many of which are beyond our control. Factors that affect our operating results include:

         -        the timing and release of new products or enhancements;

         -        unexpected delays in introducing new products or enhancements;

         -        the timing of shipment and installation of products ordered;

         - delays of purchases of our products by customers who anticipate the release of a new product or enhancement; and

         - the amount and timing of our sales and marketing, product development, or administrative expenses.

         Due to these factors, we believe that quarter to quarter comparisons of our operating results may not be meaningful. Therefore, you should not rely on the results of one quarter as an indication of our future performance.

IF WE DO NOT CONTINUE TO EXPAND THE DISTRIBUTION OF OUR PRODUCTS THROUGH DIRECT AND INDIRECT SALES CHANNELS, OUR OPERATING RESULTS WILL SUFFER.

         In order to increase our market share and revenue, we will need to expand our direct and indirect sales operations and channels of distribution. We have a broad base of customers, most of whom license a limited number of our products. To improve our results of operations, we must increase our base of customers and the number of products that each customer licenses. This may require an increasingly sophisticated sales effort. In order to achieve increased sales, we plan to hire additional sales personnel. Any new hires will require training and take time to achieve full productivity. We may not be able to hire enough qualified individuals when needed, or at all. Failure to do so could have a material adverse effect on our business, results of operations, and financial condition.

         Our future success also depends upon our ability to expand our relationships with domestic and international distributors, value-added resellers, systems integrators, on-line and other resellers, Internet service providers and original equipment manufacturers to build our indirect sales channels. We currently maintain non-exclusive relationships with leading networking and network security vendors that help market and distribute our products, but we do not have written agreements with most of these companies. We must also continue to expand and maintain our non-exclusive relationships with key hardware and software vendors, distributors, and resellers. We may not be successful in these efforts. Moreover, because we do not have written agreements with most of these parties, we cannot guarantee that these relationships will continue at all or on terms acceptable to us.

WE MAY NOT BE ABLE TO CONTINUE TO COMPETE SUCCESSFULLY WITH OTHER COMPANIES THAT PROVIDE SIMILAR PRODUCTS.

         We currently compete with providers of Internet management software, including Surfcontrol, Websense, Elron, Symantec, Secure Computing, N2H2, and 8e6 Technologies and providers of call accounting software, including IntegraTrak, ISI, MicroTel, Switchview, Telco Research/Peregrine Systems, Veramark, Telesoft and Xtend. The market in which we compete is intensely competitive, increasingly subject to rapid changes, and significantly affected by new product introductions and other activities of market participants. In addition, the market is highly fragmented, and our competitors vary depending upon the segment of the market that our network usage management solutions address.

         In addition to current competition from producers of network usage management solutions, in the future we may experience competition from vendors of network devices, such as Symantec/AXENT Technologies, Inc., Check Point Software Technologies Ltd., Cisco Systems, Inc., Lucent Technologies, Inc., Microsoft Corporation, Netscape Communications Corp., Nortel Networks Corporation, Siemens Corporation, and others, that could bundle network usage management solutions with their network products. The bundling of competing products with network devices could make it more difficult for us to market our products or could render our products obsolete. Even if the functionality, ease of use, and performance of the products included with network devices is inferior to that of our products, a significant number of customers may elect to accept these products instead of purchasing additional software from us. In addition, we believe that additional competitors will continue to enter the market as the size and visibility of the market opportunity increases. These new market entrants may include traditional system and network management software developers.

         We also face competition from Internet management service providers, such as consulting firms, web design firms, Internet audit firms, site management vendors, Internet service providers, and independent software vendors. These service providers may use our solutions, our competitors' solutions or custom-developed solutions to provide network usage management for their customers who otherwise would have been sale opportunities for us. In addition, certain larger potential customers may rely on their IT departments to internally develop Internet usage management solutions.

         Many of our current and potential competitors have longer operating histories, greater name recognition, access to larger customer bases, and substantially greater financial, technical, marketing, distribution, service, support, and other resources than we have. As a result, they may be able to respond more quickly than we can to new or changing opportunities, technologies, standards or customer requirements. Our inability to develop products that are technologically competitive, responsive to customer needs, and competitively priced could have a material adverse effect on our business, results of operations, and financial condition.

WE MUST INCREASE BRAND AWARENESS OF OUR PRODUCT TO REMAIN COMPETITIVE.

         Due in part to the emerging nature of the market for Internet usage management solutions and the substantial resources available to many of our competitors, we may have limited time to achieve and maintain a significant market share. Developing and maintaining awareness of our brand names is critical to achieving widespread acceptance of our network usage management and reporting solutions. Furthermore, the importance of brand recognition will increase as competition in the market for our products increases. Successfully promoting and positioning our brands will depend largely on the effectiveness of our marketing efforts and our ability to develop reliable and useful products at competitive prices. If we fail to successfully promote our brand names or if we incur significantly greater expenses than planned in promoting and maintaining our brand names, it could have a material adverse effect on our business, results of operations, and financial condition.

OUR SUCCESS DEPENDS ON CONTINUED ACCEPTANCE AND GROWTH OF THE INTERNET.

         Sales of our Internet usage management solutions depend on the continued acceptance and growth of the Internet. Because the Internet has only recently become a viable medium for commerce and communications, demand and market acceptance for Internet-related products are subject to high levels of uncertainty and risk. The Internet has experienced, and is expected to continue to experience, significant growth in the number of users and amount of traffic. The Internet infrastructure may not be able to support the demands placed on it by this continued growth. Furthermore, the Internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure, and such outages and delays could adversely affect the Internet usage of organizations utilizing our solutions. Additionally, the Internet could lose its viability due to delays in the development or adoption of new standards and protocols to handle increased levels of Internet activity or due to increased governmental regulation. Moreover, critical issues concerning the commercial use of the Internet remain unresolved and may negatively affect the growth of Internet use and the attractiveness of commerce and communication on the Internet. If critical issues concerning the commercial use of the Internet are not resolved in our favor, if the necessary infrastructure and complementary products are not developed, or if the Internet does not become a viable commercial marketplace, the demand for our Internet usage management solutions could be significantly reduced, which would have a material adverse effect on our business, results of operations, and financial condition.

IF OUR SOFTWARE CONTAINS DEFECTS, OUR SALES ARE LIKELY TO SUFFER AND WE MAY BE EXPOSED TO LEGAL CLAIMS.

         Our products and product enhancements are very complex and may from time to time contain defects or result in failures that we did not detect or anticipate when introducing such products or enhancements to the market. In addition, the computer and Internet environments in which our products are used are characterized by a wide variety of standard and non-standard configurations and by errors, failures and bugs in third-party platforms that can impede proper operation of our products. Despite our testing, defects may still be discovered in some new products or enhancements after the products or enhancements are delivered to customers. The occurrence of these defects could result in:

         -        product returns;

         -        adverse publicity;

         -        loss of or delays in market acceptance of our products;

         -        delays or cessation of service to our customers; or

         -        legal claims by customers against us.

         Our end-user licenses contain provisions that limit our exposure to legal claims, but these provisions may not be enforceable in all jurisdictions. To the extent that our contractual limitations are unenforceable or such claims are not covered by insurance, a successful products liability claim could have a material adverse effect on our business, results of operations and financial condition.

OUR BUSINESS IS DEPENDENT ON OUR CHIEF EXECUTIVE OFFICER AND PRESIDENT.

         Our success depends largely upon the continued services of our Chief Executive Officer and President, Richard L. Mauro. We cannot guarantee that Mr. Mauro will continue to remain an employee. We have insurance on the life of Mr. Mauro, but there can be no assurance that the proceeds of this insurance would be adequate to compensate us for the loss of his services.

INFRINGEMENT OR DUPLICATION OF OUR PROPRIETARY TECHNOLOGY COULD HARM OUR
BUSINESS.

         We currently rely on a combination of patent, trademark, service mark, trade dress, copyright, and trade secret laws, as well as confidentiality provisions and contractual provisions to protect our proprietary technology. However, we cannot guarantee that third parties will not infringe or duplicate this technology and offer competing products that are substantially similar to ours.

         We currently have registered trademarks in Telemate and Telemate.Net. We cannot guarantee that any future applications to protect our intellectual property will not be rejected. Even if they are not rejected, trademark, patent, copyright, and trade secret protection may not be effective or available in every country in which our products are distributed or made available through the Internet. Despite taking steps to protect our rights, third parties could infringe or misappropriate our proprietary rights. Also, most protections do not preclude competitors from independently developing products with functionality or features substantially equivalent or superior to our products. Any infringement, misappropriation or third-party development could have a material adverse effect on our business, results of operations and financial condition.

         In the future, litigation may be necessary to enforce and protect our trade secrets, copyrights and other intellectual property rights. Legal standards relating to the validity, enforceability and scope protection of intellectual property rights in Internet-related industries are uncertain and still evolving, and the future viability or value of any of our intellectual property rights is uncertain. Litigation, regardless of its outcome, would divert management resources, be expensive, and may not effectively protect our intellectual property.

OUR BUSINESS COULD BE HARMED IF WE ARE SUBJECTED TO INFRINGEMENT CLAIMS BROUGHT BY THIRD PARTIES.

         In addition to the technology we have developed internally, we also use code libraries developed and maintained by Greenleaf Software, Stingray Software, and Microsoft and have acquired or licensed technologies from other companies. Our integrated network management solutions are built around an embedded Microsoft SQL 7.0 database and Seagate Software, Inc.'s custom report writing tool. Our internally developed technology, the code libraries or the technology we acquired or licensed may infringe on a third party's intellectual property rights, and such third parties may bring claims against us. Such claims and any resulting litigation could subject us to significant liability for damages and invalidate our proprietary rights. Any infringement claims against us could also force us to do one or more of the following:

         - cease selling, incorporating or using products or services that incorporate the challenged intellectual property;

         - obtain from the holder of the infringed intellectual property right a license to sell or use the relevant technology, which license may not be available on reasonable terms or at all; or

         - redesign those products or services that incorporate the disputed technology.

         - Any of these results could have a material adverse effect on our business, results of operations, and financial condition.

OUR PRODUCTS COULD BE TAMPERED WITH AND RENDERED INEFFECTIVE BY COMPUTER
HACKERS.

         Because our products access a wide range of information relating to our customers' businesses, computer hackers may attempt to infiltrate our software systems to obtain sensitive data and information regarding our customers. In addition, some of our products monitor network security. There is a risk that those products will be targets of attacks by computer hackers who create bugs or viruses or otherwise breach the security of those products in an attempt to sabotage their functionality. Although we know of no material infiltration of our products by hackers to date, our Internet usage products are new and we cannot guarantee that we will be able to respond to such attacks in a timely or effective manner. Any failure to do so could result in claims against us and make it difficult for us to market and sell our products.

GOVERNMENT REGULATION COULD INCREASE THE COSTS OF DOING BUSINESS ON THE INTERNET AND NEGATIVELY AFFECT SALES OF OUR PRODUCTS.

         As Internet commerce continues to evolve, increasing regulation by federal, state or foreign agencies becomes more likely. Such laws and regulations could affect the network usage management activities of our customers. Regulation, if imposed, is likely to be in the areas of user privacy, pricing, content, and quality of products and services. Taxation of Internet use, or other charges imposed by government agencies or by private organizations for accessing the Internet, may also be imposed. Furthermore, any regulation imposing fees for Internet use could result in a decline in the use of the Internet and the viability of Internet commerce, which could have a material adverse effect on our business, results of operations, and financial condition.

OUR CHARTER DOCUMENTS AND GEORGIA LAW MAY PREVENT OR DELAY A FUTURE MERGER OR ACQUISITION, THUS LOWERING OUR STOCK PRICE OR PREVENTING OUR SHAREHOLDERS FROM REALIZING A PREMIUM OVER OUR STOCK PRICE.

         Our Articles of Incorporation and Bylaws may have the effect of delaying, preventing or making a merger or acquisition less desirable to a potential acquirer, even where shareholders may consider the acquisition or merger favorable. In addition, the issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control without further action by the shareholders. Any such issuance may materially adversely affect the market price of our common stock and the voting rights of the holders of our common stock. The issuance of our preferred stock may also result in the loss of voting control by the holders of our common stock to the holders of our preferred stock. In addition, provisions of the Georgia Business Corporation Code also may delay, prevent or discourage someone from acquiring or merging with us. The prevention or delay of a merger or acquisition could reduce our stock price or prevent our shareholders from realizing a premium over our stock price.